United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: July 20, 2006

Commission File Number: 001-07894

Matrixx Resource Holdings, Inc.
(formerly Vinoble, Inc.)

Delaware                     95-2312900
(Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)

23852 Pacific Coast Hwy, #167, Malibu, CA  90265
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(310) 456-3199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

A.	Hazard Agreement

 On July 14, 2006, the Registrant, a Delaware corporation (“Registrant” or the “Company”), completed the acquisition of the Hazard Lake Property (“Hazard Property”) from Overseas Investment Banking Alliance, S.A., a Panamanian corporation (“Overseas”). Pursuant to the terms of the Purchase Agreement dated October 13, 2005 (the “Hazard Agreement”), the Company purchased a 98% aggregate interest, representing 100% of Overseas’ interest, in the Hazard Property in exchange for an aggregate purchase price of $397,000.

Of the aggregate purchase price of $397,000, $197,000 is to be paid in cash (of which $67,000 has been paid to date), with the balance represented by a note for $130,000, payable in annual installments as follows: $25,000 on March 15, 2006, $30,000 on March 15, 2007, $35,000 on March 15, 2008, and $40,000 on March 15, 2009. As the transaction was not yet fully executed, Overseas extended the March 15, 2006 payment date to coincide with the closing of the acquisition. The installment of $25,000 was due on July 14, 2006, and was paid concurrent with the closing of the transaction. The Company has also issued 2,000,000 shares of Common Stock to Overseas. These shares were delivered from the 12,500,000 shares issued to GarcyCo Capital Corp. (“GCCC”) in December 2004, pursuant to the terms of the Agreement and Plan of Reorganization with GCCC (the “GCCC Agreement”), The GCCC Agreement provided that the 12,500,000 shares of Vinoble's common stock would be used for the purposes of acquiring other businesses and assets as identified by GCCC and Vinoble. GCCC has two years to meet all of the obligations under the Agreement. Should GCCC fail to meet any or all of its commitments, then GCCC shall be required to forfeit the pro-rata balance of the 12,500,000 shares.

B.	Letter Agreement with Sterling Grant Capital Inc.

On July 14, 2006, the Registrant also completed the acquisition of a 5% minority interest in an oil prospect property from Sterling Grant Capital Inc. (formerly Sun Oil and Gas Corp.), a Nevada corporation located in Baton Rouge, Louisiana (“Sterling”). The property is the Clovelly Prospect’s Allain-Lebreton No. 2 well (“Clovelly”) which is located in southeast Louisiana in the Lafourche Parish. The Letter Agreement with Sterling called for an aggregate purchase price of $115,000, of which $15,000 was been paid in cash and the balance of $100,000 was paid on January 30, 2006, by the issuance of 2,000,000 shares of Common Stock from the 12,500,000 GCCC escrowed shares described above. Vinoble has agreed to register the shares at a later date.

The terms of the Letter Agreement further obligate the Company to pay approximately $288,150 for the right and obligation to participate in the first test well drilled (“Initial Test Well”) on the Clovelly Prospect up to the “Casing Point” and Sterling agrees to transfer, assign and set over to the Company, its successors and assigns, an undivided 5% of all rights, title, and interests in and to all oil, gas and mineral leases, farm-out agreements or other contracts arising out of the production from the Initial Test Well within the boundaries of the Clovelly Prospect.

The Company has retained Sterling as a consultant to advise on development requirements for potential discovery, as well as to make recommendations as to other potential oil and gas property acquisitions. The Company may elect, but is not obligated, to participate in the development of other wells located at the Clovelly Prospect at additional cost.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As set forth in Item 1.01 above, on July 14, 2006, the Registrant completed the acquisition of the Hazard Property from Overseas. Pursuant to the terms of the Hazard Agreement dated October 13, 2005, the Company purchased a 98% aggregate interest, representing 100% of Overseas’ interest, in the Hazard Property. See Item 1.01 for more information.

Of the aggregate purchase price of $397,000, $197,000 is to be paid in cash (of which $67,000 has been paid to date), with the balance represented by a note for $130,000, payable in annual installments as follows: $25,000 on March 15, 2006, $30,000 on March 15, 2007, $35,000 on March 15, 2008, and $40,000 on March 15, 2009. As the transaction was not yet fully executed, Overseas extended the March 15, 2006 payment date to coincide with the closing of the acquisition. The installment of $25,000 was due on July 14, 2006, and was paid concurrent with the closing of the transaction. The Company has also issued 2,000,000 shares of Common Stock to Overseas. These shares were delivered from the 12,500,000 shares issued toGCCC in December 2004, pursuant to the terms of the GCCC Agreement, The shares issued to Overseas were valued in the Hazard Agreement at $200,000, or $0.10 per share, based on the then current market price on the date of the Hazard Agreement. However, the 12,500,000 escrowed shares were valued at $0.40 per share when issued to GCCC. Therefore the Company is required to value the 2,000,000 shares transferred to Overseas at $0.40 per share for an aggregate value of $800,000, thus making the total purchase price to the Company $997,000. It is possible that in the future the Company will be required to recognize an impairment in the value of the Hazard Lake Property.

The Hazard Lake Property lies within the Archean Birch-Uchi Greenstone Belt of the western Uchi Subprovince of NW Ontario, in an area known as the Red Lake Mining District. The Red Lake district is a well known mining camp based on Archean greenstone rocks which contains Placer Dome's old Campbell mine and Goldcorp's Red Lake mine which is described as the lowest cost, highest grade mine in the world. The property consists of three unpatented claims, all of which are in good standing, with an aggregate area of approximately 355 hectares.

As also set forth in Item 1.01 above, on July 14, 2006, the Company also completed the acquisition of a 5% minority interest in Clovelly, an oil prospect property, from Sterling. . See Item 1.01 for more information.

The Letter Agreement with Sterling called for an aggregate purchase price of $115,000, of which $15,000 was paid in cash and the balance of $100,000 by the issuance of 2,000,000 shares of common stock from the escrowed shares owned by GCCC. Vinoble has agreed to be register the shares at a later date. The shares issued to Sterling were valued at $100,000, or $0.05 per share, based on the then current market price of the shares on the date of the Letter Agreement. However, the 12,500,000 escrowed shares were valued at $0.40 per share when issued to GCCC and, therefore, the Company is required to value the 2,000,000 shares transferred to Sterling at $0.40 per share for an aggregate value of $800,000. It is possible that in the future the Company will be required to recognize an impairment in the value of its interest in the Clovelly investment.

 The Clovelly Prospect is a late piercement salt dome that traps hydrocarbon from late to middle Miocene time. Since its discovery, the field has produced in excess of 30 MMBO (million barrels of oil) and 200 BCFG (billion cubic feet of gas). Reservoirs typically exhibit moderate water drives and benefit from water and/or gas injection. The eastern flank of the field has been redeveloped with additional drilling and water injection. Clovelly was scheduled to go into production in December 2005 with a proposed target to test the “M” sand at a depth of approximately 13,500 feet with a prospective size of 3.6 million barrels of oil. However, further geophysical review of a 3-D Seismic survey of the property has indicated greater potential for development at a deeper target horizon. The additional drilling target will test the “P” Sand at approximately 14,200 feet and, if successful, could significantly increase the reserves in the well for a nominal increase in the dry hole cost. The operator of the property, the Company and the partners have agreed upon and contracted on a turnkey basis with Grey Wolf Drilling Company to utilize its Rig No. 611 for drilling and with Halliburton to provide and set casings. As of the date of this filing drilling has been completed to over 11,000 feet. A discovery would lead to the drilling of several development wells on the 1,260 acre property where facilities for the production of the well are available.

The Company has retained Sterling as a consultant to advise on development requirements for potential discovery, as well as to make recommendations as to other potential oil and gas property acquisitions. The Company may elect, but is not obligated, to participate in the development of other wells located at the Clovelly Prospect at additional cost.

For additional information regarding Vinoble, which is a “shell company” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, please see Vinoble’s Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 2005, December 31, 2005 and March 31, 2006, as filed with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

  As stated above in Items 1.01 and 2.01, herein incorporated by reference, the Hazard Agreement obligates the Company to pay Overseas a total purchase price of $397,000, including a note payable for $130,000, for a 98% interest in the mineral rights and claims on the Hazard Property. The Company has paid $67,000 in cash, $200,000 in common stock to be registered at a later date, and the first installment of $25,000 on the note payable. The balance on the note payable of $105,000 is owed to Overseas in installments as follows: $30,000 on March 15, 2007, $35,000 on March 15, 2008, and $40,000 on March 15, 2009.

A budget for the exploration program of the Hazard Property has been professionally prepared. It is estimated that $110,000 will be required for the compilation of old exploration data in order to properly define the next drill targets and for the cost of diamond drilling to 700 meters. This is not an obligation and there are no impending timelines on this cost.

As further state above, in Items 1.01 and 2.01, the Letter Agreement with Sterling calls for an aggregate purchase price of $115,000 as a one -time participation fee for the right and obligation of a 5% participation in the Initial Test Well on the Clovelly Prospect. The dry hole costs associated with the Initial Test Well to test the “M” and “P” Sands at depths of approximately 13,500 feet and 14,200 feet, respectively, is approximately $4,049,000, of which the Company’s obligation is $202,450. This obligation represents approximately 5% of the costs associated with drilling the Initial Test Well, therefore, allowing the Company to hold a 5% interest in the proceeds from the well. To date the Company has paid $118,000 with the balance of $84,450 due prior to the completion of the drilling of the Initial Test Well.

If after completion of the drilling of the Initial Test Well on the Clovelly Prospect proves that the Initial Test Well is a well capable of producing oil or gas in commercial quantities, the Company may elect, but is not obligated, to develop the rest of the Clovelly Prospect and all its formations at additional costs. If the Company elects to proceed with production it shall be obligated to pay 5% of all the costs associated with production of the well and would be entitled to 5% of the profits from the commercialization of any of its contents. It has been estimated that the costs for completion of the project beyond the dry hole costs are $1,714,000, of which the Company’s obligation is $85,700.

Item 3.02 Unregistered Sales of Equity Securities.

As set forth in Items 1.01 and 2.01 above, on July 14, 2006, the Company issued an aggregate of 4,000,000 shares of common stock to two companies in consideration of the transfer of assets. The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to the Company that the shares were being acquired for investment purposes.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On July 14, 2006, the Company officially changed its name from “Vinoble, Inc.” to “Matrixx Resource Holdings, Inc.” to better reflect the Company’s business strategy. The name change which became effective on July 14, 2006, was pursuant to an action by written consent of the holders of a majority of the Company’s outstanding shares on May 15, 2006. The holders of 58,295,528 common shares and the sole holder of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock voted in favor of the name change, representing approximately 55.6% of all the issued and outstanding shares of the Company. The Company’s Board of Directors also approved the name change, effective May 15, 2006.

Item 9.01 Exhibits.

2.2	Hazard Agreement between Registrant and Overseas Investment Banking Alliance, S.A., dated October 13, 2005.
2.3	Letter Agreement between Registrant and Sterling Grant Capital Inc. dated November 15, 2005.
3.1	Amendment to Certificate of Incorporation, dated June 26, 2006.

Signatures

Pursuant to the requirement of Section 13 and 15(d) of the SecuritiesAct of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION
Matrixx Resource Holdings, Inc. A Delaware Corporation
Date: Dated: July 20, 2006	By:	/s/ Catherine Thompson
Catherine Thompson
Chief Financial Officer, Secretary